Exhibit 10-ss(i)

AMERICAN TELEPHONE AND TELEGRAPH COMPANY

BENEFITS PROTECTION TRUST

FIRST AMENDMENT

WHEREAS, effective May 1, 1992, AT&T Corp. (formerly American Telephone and Telegraph Company) (the “Company”) entered into an agreement which was subsequently amended and restated effective January 13, 1994 (the “Agreement”) with Wachovia Bank, N.A. (formerly Wachovia Bank of North Carolina, N.A.), as Trustee (“Trustee”), to provide certain assurances to senior managers of AT&T Corp. in connection with its nonqualified benefit plans and programs; and

WHEREAS, Lucent Technologies Inc. has entered into an Employee Benefits Agreement with the Company wherein Lucent Technologies Inc. has agreed to contribute cash to a generally comparable successor trust (“Lucent Trust”) established by Lucent Technologies Inc. in order to ensure that neither this amendment nor the allocation of trust assets will adversely affect senior managers whose nonqualified benefit plan liabilities were transferred to Lucent Technologies Inc.; and

WHEREAS, the Company has completed a tax-free reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, whereby the Company’s ownership interest in its subsidiary, Lucent Technologies Inc., was transferred to shareholders of the Company; and

WHEREAS, the Company and the Trustee desire to transfer certain trust assets to the Lucent Trust; and

WHEREAS, the Company and the Trustee have agreed to amend the Trust to expressly provide for this result, and to provide for certain administrative changes to the Agreement.

NOW, THEREFORE, the Company and the Trustee (each for itself) agree as follows, effective as of the date of this First Amendment.

1.

The name “American Telephone and Telegraph Company Benefits Protection Trust with Wachovia Bank of North Carolina, N.A., as Trustee” shall be amended each and every place it appears to read as follows: “AT&T Corp. Benefits Protection Trust.”

2.

Except as otherwise expressly provided in this First Amendment, the name “American Telephone and Telegraph Company” shall be replaced by the name “AT&T Corp.”, and the name “Wachovia Bank of North Carolina, N.A.” shall be replaced by the name “Wachovia Bank, N.A.”, where applicable, each and every place they respectively appear.

3.	Article IX of the Trust is amended by adding a new Section 9.8 to read as follows:
(a)

The Company shall determine, as of September 30, 1996, on a reasonable actuarial basis, the liabilities of the Company related to senior managers whose employment was assigned from the Company to Lucent Technologies Inc., under the plans and arrangements (other than the AT&T Senior Management Incentive Award Deferral Plan) covered under the Trust. Subject to subparagraph (b) of this Section 9.8, following completion of this actuarial determination and the reporting of such information to the Trustee, and upon written direction by the Chairman and Chief Executive Officer of the AT&T Investment Management Corporation (or his delegate), the Trustee shall transfer or assign to the Lucent Technologies Inc. Benefits Protection Trust, a successor trust (“Lucent Trust”), and the Trustee hereby agrees to so transfer or assign (1) one trust-owned life insurance policy, Group Policy No. G-23334 (regardless of the entity to which the insured individuals have been assigned), and (2) all cash in the Trust, as determined by the Company in a manner consistent with subparagraph (b) below, provided, however, that no assets shall be transferred to the Lucent Trust until the Trustee has satisfied itself that contributions required by Lucent Technologies Inc. to the Lucent Trust (as described in subparagraph (b) below) have been made prior to or concurrent with this transfer or assignment.

(b)

Notwithstanding the foregoing, the Trustee shall be permitted to transfer or assign assets from the Trust to the Lucent Trust only if the transfer and assignment are consistent with the purpose and intent of the Trust and provided that, prior to or concurrent with the transfer or assignment of assets from the Trust to the Lucent Trust, and including any additional cash contributions by Lucent Technologies Inc. to the Lucent Trust, the ratio of the value of the assets in the Lucent Trust (determined as of the date of the asset transfer or assignment) to the liabilities under the executive benefit plans covered under the Lucent Trust (other than liabilities under the Lucent Technologies Inc. Officers Incentive Award Deferral Plan) (determined as of September 30, 1996), as determined by the actuary for the Company, will immediately thereafter not be less than the ratio of assets (determined as of the date of the asset transfer or assignment) to liabilities under the Trust (other than liabilities associated with the AT&T Senior Management Incentive Award Deferral Plan)(determined as of September 30, 1996) immediately before the allocation of such assets to the Lucent Trust. For purposes of this Section 9.8, liabilities shall be determined based upon the “Full Funding Amount” as defined in Section 2.5 of the Trust.

(c)

Following the Trustee’s receipt of written notice from the Chairman and Chief Executive Officer of the AT&T Investment Management Corporation (or his delegate), the Trustee shall effect the transfers and assignments as so directed pursuant to the Company’s instructions and the terms of this Agreement.

In all other respects, the Trust Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, AT&T Corp. has caused this First Amendment to the Trust Agreement to be signed by the Chairman and Chief Executive Officer of AT&T Investment Management Corporation and AT&T Corp. Vice President, thereunto duly authorized, and its corporate seal to be affixed hereunto and the same to be attested by its Secretary or an Assistant Secretary; and the Trustee has caused this First Amendment to the Trust Agreement to be signed by one of its authorized officers, thereunto duly authorized, and its association seal to be affixed hereunto and the same to be attested by an Assistant Secretary or by one of its officers, thereunto duly authorized, all as of this 23rd day of December, 1997.

AT&T CORP.

BY: /s/ S. Lawrence Prendergast

S. Lawrence Prendergast
Chairman and Chief Executive Officer
AT&T Investment Management Corporation, and
Vice President of AT&T Corp.

Attest:

/s/ Robert A. Maynes
Assistant Secretary

WACHOVIA BANK, N.A., AS TRUSTEE

BY:/s/ Beverly H. Wood

Title:Senior Vice President

Attest:

_______________________

Acknowledgment

STATE OF NEW JERSEY	)
) ss.:

COUNTY OF SOMERSET               )

On this 23rd day of December, in the year 1997, before me personally came

S. Lawrence Prendergast, to me known, who, being by me duly sworn, did depose and say that he resides at Van Buren Rd., Morristown, NJ. that he is Chairman and Chief Executive Office of the AT&T Investment Management Corporation and a Vice President of AT&T Corp., that he has been delegated authority to execute this First Amendment on behalf of AT&T Corp., the corporation described in and which executed the above instrument; that he knows the corporate seal of said corporation; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

/s/ Louise M. Tomchack
Notary Public

Acknowledgment

STATE OF NORTH CAROLINA	)
) ss.:
COUNTY OF FORSYTH	)

On this 23rd day of December, in the year 1997, before me personally came Beverley H. Wood, to me known, who, being by me duly sworn, did depose and say that he resides at 509 Westpark Circle Winston-Salem, NC., that he is Senior Vice President of Wachovia Bank, N.A., the trust company described in and which executed the above instrument; that he knows the association seal of said trust company; that the seal affixed to the said instrument is such association seal; that it was so affixed by authority of the Board of Directors of said trust company, and that he signed his name thereto by like authority.

/s/ Marilyn J. Schaefer
Notary Public